Exhibit 10.23

ENDEAVOUR INTERNATIONAL CORPORATION

NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into by and between Endeavour International Corporation (the “Company”), and Carl D. Grenz (“Grantee”), an employee of the Company effective as of the Date of Grant as defined below.

WHEREAS, Grantee shall be an employee of the Company on November 3, 2008, and as an inducement for such employment and in connection with such employment, the Compensation Committee of the Board of Directors of the Company, on behalf of the Company, authorized a grant to Grantee of a nonstatutory stock option to purchase the Company’s common stock, par value $.001 per share (the “Common Stock”), effective November 3, 2008, in the amount indicated below, which shall be subject to the terms and conditions of this Agreement, with a view to increasing Grantee’s interest in the Company’s welfare and growth; and

WHEREAS, Grantee desires to receive such a nonstatutory option to purchase shares of Common Stock as an inducement for his employment and in connection with his employment with the Company.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Nonstatutory Stock Option. Subject to the restrictions, forfeiture provisions and other terms set forth herein, the Company hereby grants to the Grantee an option (the “Option” or “Stock Option”) to purchase 200,000 full shares (the “Optioned Shares”) of Common Stock at an “Option Price” equal to $0.75 per share. The Date of Grant of this Stock Option is November 3, 2008.

The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant. This Stock Option is a Nonstatutory Stock Option.

2. Administration. This Agreement and the grant of the Option are subject to administration by and the rules and procedures established by the “Committee” (as defined herein) to administer this Agreement. The Committee shall mean the members of the compensation committee of the Board who are independent members of the compensation committee of the Board and who at least constitute a majority thereof, or if no such members are available, a majority of the independent members of the Board. The Committee shall have the authority to construe and interpret the terms of this Agreement and to provide omitted terms or definitions of terms to carry out this Agreement. The Committee shall have the authority to take all actions that it deems advisable for the administration of this Agreement. Any decision of the Committee in connection with this Agreement shall be final, binding and conclusive on the parties hereto and any third parties, including any individual or entity.

3. Vesting: Time of Exercise. Except as specifically provided in this Agreement, the Stock Option shall be vested and exercisable as follows:

(a) With respect to 33.3% of the total Optioned Shares, the Stock Option shall vest and become exercisable on November 3, 2009, provided the Grantee is employed by the Company or a subsidiary on that date.

(b) With respect to 33.3% of the total Optioned Shares, the Stock Option shall vest and become exercisable on November 3, 2010, provided the Grantee is employed by the Company or a subsidiary on that date.

(c) With respect to 33.3% of the total Optioned Shares, the Stock Option shall vest and become exercisable on November 3, 2011, provided the Grantee is employed by the Company or a subsidiary on that date.

(d) Grantee shall become 100% vested in the total Optioned Shares hereunder on the day preceding an event which constitutes a Change in Control.

For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i) the Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board, or

(ii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 30% or ore of the outstanding shares of the Company’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board, or

(iii) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to applicable corporate law; or

(iv) During a period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board, and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office, who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(v) any other event that a majority of the Board, in its sole discretion, shall determine constitutes a Change in Control hereunder.

4. Term; Forfeiture. In the event of Grantee’s termination of employment with the Company and its affiliates (a “Termination of Employment”) for any reason (including for cause) other than Grantee’s death, disability or retirement, the Option outstanding on such date of Termination of Employment, to the extent vested on such date, may be exercised by Grantee (or, in the event of Grantee’s subsequent death, by Grantee’s Heir (as defined below)) within three months following such Termination of Employment, but not thereafter. In the event that, as a result of such Termination of Employment, Grantee is eligible to receive severance benefits under any Company plan, program or severance agreement, the Option outstanding on such date of Termination of Employment, to the extent vested on such date, may be exercised by Grantee (or, in the event of Grantee’s subsequent death, by Grantee’s Heir (as defined below)) within twelve months following such Termination of Employment, but not thereafter. However, in no event shall the Option be exercisable after the fifth (5th) anniversary of the Grant Date. To the extent the Option is not vested on Grantee’s date of Termination of Employment, the Option shall automatically lapse and be canceled unexercised as of such date.

In the event of Grantee’s Termination of Employment by reason of death, disability or retirement, as determined by the Committee in its sole discretion, the Option shall be fully vested on such date of termination and may be exercised by Grantee or, in the event of Grantee’s death, by the person to whom Grantee’s rights shall pass by will or the laws of descent and distribution (“Heir”), at any time within the two-year period beginning on Grantee’s Termination of Employment, but not thereafter. However, in no event shall the Option be exercisable after the fifth (5th) anniversary of the Grant Date.

5. Who May Exercise. Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Grantee, the Stock Option may be exercised only by the Grantee, or by the Grantee’s guardian or personal or legal representative (in the event of his or her Disability or by a broker dealer subject to Section 7 below).

6. No Fractional Shares. The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7. Manner of Exercise. Subject to such administrative regulations as the Committee may from time to time adopt, the Option may be exercised by the delivery of written notice to the Committee or designated Company representative setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Grantee shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable to the Company in full in either: (i) in cash or its equivalent, or (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired shares of Common Stock having an aggregate fair market value at the time of exercise equal to the total Option Price (provided that the shares of Common Stock which are tendered must have been held by the Grantee for at least six (6) months prior to their tender to satisfy the Option Price), or (iii) subject to prior approval by the Committee in its discretion, by withholding shares of Common Stock which otherwise would be acquired on exercise having an aggregate fair market value at the time of exercise equal to the total Option Price, or (iv) subject to prior approval by the Committee in its discretion, by a combination of (i), (ii), and (iii) above. Any payment in shares of Common Stock shall be effected by the surrender of such shares to the Company in good form for transfer and shall be valued at their fair market value on the date when the Stock Option is exercised. Unless otherwise permitted by the Committee in its discretion, the Grantee shall not surrender, or attest to the ownership of, shares of Common Stock in payment of the Option Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

The Committee, in its discretion, also may allow the Option Price to be paid with such other consideration as shall constitute lawful consideration for the issuance of shares of Common Stock (including, without limitation, effecting a “cashless exercise” with a broker of the Option), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Agreement’s purpose and applicable law. A “cashless exercise” of an Option is a procedure by which a broker provides the funds to the Grantee to effect an Option exercise, to the extent consented to by the Committee in its discretion. At the direction of the Grantee, the broker will either (i) sell all of the shares of Common Stock received when the Option is exercised and pay the Grantee the proceeds of the sale (minus the Option Price, withholding taxes and any fees due to the broker) or (ii) sell enough of the shares of Common Stock received upon exercise of the Option to cover the Option Price, withholding taxes and any fees due the broker and deliver to the Grantee (either directly or through the Company) a stock certificate for the remaining shares of Common Stock. Dispositions to a broker effecting a cashless exercise are not exempt under Section 16 of the Exchange Act. In no event will the Committee allow the Option Price to be paid with a form of consideration, including a loan or a “cashless exercise,” if such form of consideration would violate the Sarbanes-Oxley Act of 2002 as determined by the Committee in its discretion.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of the Grantee, in the name of the Grantee or other appropriate recipient, share certificates for the number of shares of Common Stock purchased under the Option. Such delivery shall be effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Grantee or other appropriate recipient.

If the Grantee fails to pay for any of the shares of Common Stock specified in such notice or fails to accept delivery thereof, then the Option and right to purchase such shares of Common Stock may be forfeited by the Company.

8. Nonassignability. The Stock Option is not assignable or transferable by the Grantee except by will or by the laws of descent and distribution or pursuant to a domestic relations order that would qualify as a qualified domestic relations order as defined in Section 414(p) of the Code, if such provision were applicable to the Stock Option.

9. Rights as Stockholder. The Grantee will have no rights as a stockholder with respect to any shares covered by the Stock Option until the issuance of a certificate or certificates to the Grantee for the Optioned Shares. The Optioned Shares shall be subject to the terms and conditions of this Agreement regarding such shares. Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10. Adjustment of Number of Optioned Shares and Related Matters. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate under this Agreement, then the Committee may make adjustments to this Agreement and the Optioned Shares in accordance with applicable laws as it may deem equitable.

11. Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in any share of Common Stock is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.

12. Dispute Resolution.

(a) Arbitration. All disputes and controversies of every kind and nature between any parties hereto arising out of or in connection with this Agreement or the transactions described herein as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach, shall be submitted to arbitration pursuant to the following procedures:

(i) After a dispute or controversy arises, any party may, in a written notice delivered to the other parties to the dispute, demand such arbitration. Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy.

(ii) Within 30 days after receipt of such demand, the other parties shall, in a written notice delivered to the first party, name such parties’ arbitrator (who shall be an impartial person). If such parties fail to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association (the “AAA”). The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA. If any arbitrator appointed hereunder shall die, resign, refuse or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the method set forth in this Section for the original appointment of such arbitrator.

(iii) Each party shall bear its own arbitration costs and expenses. The arbitration hearing shall be held in Houston, Texas at a location designated by a majority of the arbitrators. The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply.

(iv) The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrators and the written award thereon shall be made within fifteen (15) days after the close of submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

(v) Except as set forth in Section 12(b) below, the parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement or the transactions described herein. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

No party to an arbitration may disclose the existence or results of any arbitration hereunder without the prior written consent of the other parties; nor will any party to an arbitration disclose to any third party any confidential information disclosed by any other party to an arbitration in the course of an arbitration hereunder without the prior written consent of such other party.

(b) Emergency Relief. Notwithstanding anything in this Section 12 to the contrary, any party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy or to enforce a party’s rights under Section 12.

13. Grantee’s Representations. Notwithstanding any of the provisions hereof, the Grantee hereby agrees that he will not exercise the Stock Option granted hereby, and that the Company will not be obligated to issue any shares to the Grantee hereunder, if the exercise thereof or the issuance of such shares of Common Stock shall constitute a violation by the Grantee or the Company of any provision of any law or regulation of any governmental authority or Company policies, or the rules of the stock exchange on which the Common Stock is listed or traded. Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of the Grantee are subject to all applicable laws, rules, and regulations, rules of the stock exchange on which the Common Stock is listed or traded and policies of the Company.

14. Investment Representation. The Grantee represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Grantee for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.

15. Grantee’s Acknowledgments. The Grantee represents that he or she is familiar with the terms and provisions of this Agreement, and hereby accepts this Option subject to all the terms and provisions thereof. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee, the Company or the Board, as appropriate, upon any questions arising under this Agreement.

16. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

17. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Grantee the right to be employed or to provide services to the Company, its affiliates or any parent or subsidiary or their affiliates, whether as an employee or as a consultant or as a director of the Board, or interfere with or restrict in any way the right of the Company or any of the other foregoing entities to discharge the Grantee as an employee, consultant or director of the Board at any time.

18. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

19. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Grantee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

20. Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

21. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

22. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

23. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

24. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

25. Independent Legal and Tax Advice. Grantee acknowledges that the Company has advised Grantee to obtain independent legal and tax advice regarding entering into this Agreement, the grant and exercise of the Option and the disposition of any shares of Common Stock acquired thereby.

26. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Grantee, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

(a) Notice to the Company shall be addressed and delivered as follows:

Endeavour International Corporation

1001 Fannin Street, Suite 1600

Houston, Texas 77002

Facsimile: (713) 307-8794

Attention: Corporate Secretary

(b) Notice to the Grantee shall be addressed and delivered as set forth on the signature page.

27. Tax Requirements.

(a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy the amount of federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Agreement and this Option.

(b) Share Withholding. With respect to tax withholding required upon the exercise of Stock Options or upon any other taxable event arising as a result of the Stock Option, Grantee may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Common Stock having a fair market value on the date the tax is to be determined equal to the statutory total tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, effective as of the date specified in Section 1 hereof.

COMPANY:

ENDEAVOUR INTERNATIONAL CORPORATION

By:	/s/ J. Michael Kirksey
Name:	J. Michael Kirksey
Title:	Executive Vice President and
Chief Financial Officer

GRANTEE:

/s/ Carl D. Grenz
Carl D. Grenz